EXHIBIT 99.1

Press Release:

July 24, 2007 -------Southern Heritage Bancshares, Inc. (the “Company”) today announced that it will increase its allowance for loan losses through an additional provision of approximately $2.5 million.  Additionally, approximately $147 thousand of interest income will be reversed.  The after-tax effect of this provision and interest reversal is expected to result in a reduction in net income of approximately $1.6 million for the second quarter of 2007.  The increase in the allowance for loan losses and recognition of estimated loss relates solely to the group of loans first identified by the Company on May 14, 2007 to borrowers who are controlled by one guarantor that totaled approximately $6.7 million in the aggregate.  Since that date, the Company has been performing an extensive review and analysis of the loans and their collateral to determine their level of impairment.  The review and analysis involved both internal staff and its external auditors.

The Company has been engaged in active discussions with the primary guarantor to restructure the loans to minimize the loss.  There were originally 17 separate loans that were affected which range in size from approximately $2.3 thousand to $3 million.  Seven of the loans, with a total principal balance of approximately $1.6 million, were secured by first mortgages on separate properties that we believe had values that exceed the balance of the respective loans.  Five loans, with a total principal balance of approximately $1.4 million, were secured by trucks and inventory and our collateral position was not as strong.  Five loans, with a principal balance of approximately $3.7 million, were unsecured.

Based on all currently available information, the Company believes that its allowance for loan loss, as adjusted by the special provision taken today, is adequate to absorb any loss that is inherent in its loan portfolio, including losses that result from the loans identified above.  The Company intends to continue to work with the borrower/ guarantor to minimize its loss, although it will resort to formal collection actions it feels necessary in the Company’s best interests.  Among other things, the Company and the guarantor are negotiating as described above, for additional cash and acceptable collateral.

 Even after the special provision for loan loss the Company has calculated that it will maintain a well-capitalized status under banking regulations.  The Company is taking substantial steps to improve its loan administration procedures and other internal policies and intends to add staff members to the risk management department to help administer the new procedures.  It is also taking steps to reduce its exposure to large loan relationships.

The Company’s President & CEO, J. Lee Stewart, stated:  “We are committed to resolving these issues and returning to our status as a high—performing bank.”